Exhibit 4.12

FORM OF DIRECTORS' LETTER OF INDEMNITY (ENGLISH TRANSLATION)

LETTER OF INDEMNITY

To:

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1.      GENERAL

        1.1    We hereby inform you that in accordance with the decision of the Compensation Committee and the Board of Directors of Ituran Location and Control Ltd ("THE COMPANY") dated December 18 and 20, 2013, respectively, and pursuant to the decision of the Company's General Meeting dated January 28, 2014 (Hereinafter: "THE DETERMINING DATE"), it was decided to pledge to the Office Holders that the Company shall indemnify each of them against any liability or expense, as detailed in this letter below, which may be imposed upon them due to any action they have done ex officio, by virtue of their being Office Holders of the Company.

        1.2    The terms which have not been defined in this Letter shall be interpreted as in the Companies Law, 5759 - 1999 (hereinafter: "COMPANIES LAW"), save if the context of the matter shall require otherwise.

2.     COMMITMENT TO INDEMNIFY

        Subject to the provisions hereof and the provisions of any law, the Company hereby commits itself toward you to indemnify you of any liability and/or expense as detailed in paragraph 3.1 below, which may be imposed on you due to any action you have carried out and/or may carry out in the Company and/or in a subsidiary and/or in an affiliated company (as defined in the Securities Law 5728-1968) and/or in a related company (hereinafter in this Letter, subsidiary and/or affiliated company and/or related company: "RELATED COMPANY"), including actions carried out by you before the date of signing this Letter, by virtue of your being an Office Holder of  the Company, and on condition that said actions were directly and/or indirectly related to one (or more) of the types of events specified in paragraph 5 below.

3.     THE LIABILITY AND EXPENSES TO WHICH INDEMNITY SHALL APPLY

        3.1   The indemnity pursuant hereto shall apply only due to liability and/or expenses as follows:

                3.1.1 Financial liability imposed on you in favor of another person in accordance with a verdict, including a verdict given in conciliation or an arbitration award authorized by a Court of Law;

                3.1.2 Reasonable litigation expenses, including attorney's fees, which you have expended or for which you have been charged due to an interrogation or a proceeding that has been conducted against you by an authority competent to wage an interrogation or a proceeding, and which has ended without the filing of an indictment against you and without a financial liability having been imposed on you as an alternative to a criminal proceeding or that ended without the filing of an indictment against you but with the imposition of a financial liability as an alternative to a criminal proceeding in an offense which does not require the substantiation of criminal intent, or in connection with a financial sanction.

For the purpose of this paragraph - the ending of a proceeding without the filing of an indictment in a matter in which a criminal investigation has been opened - signifies the closing of the case pursuant to section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 ("the CRIMINAL PROCEDURE LAW"), or a delay of proceedings by the Legal Advisor to the Government pursuant to section 231 of the Criminal Procedure Law.

“FINANCIAL ALTERNATIVE AS AN ALTERNATIVE TO CRIMINAL PROCEEDING" - Financial liability imposed in accordance with law as an alternative to a criminal proceeding, including an administrative penalty according to the Administrative Offenses Law 5746-1985, fine for an offense that has been determined as a fineable offense in accordance with the provisions of the Criminal Procedure Law, Financial Sanction or Indemnity.

3.1.3 Reasonable litigation expenses, including attorney's fees, which you have expended or been charged with by a court of law, in a proceeding filed by the Company or on the Company's behalf or by another person, or in a criminal indictment from which you have been acquitted or in a criminal indictment in which you have been convicted of an offense which does not require the substantiation of criminal intent.

3.1.4 A payment which you are obligated to make to an injured party as set forth in Section 52(BBB)(a)(1)(a) of the Securities Law.

3.1.5 Expenses that you incurred in connection with a proceeding under Chapters H'3, H'4 or I'l of the Securities Law, Sections 363a-363c of the Companies Law and Chapter G1 of the Antitrust Law, 1988, including reasonable legal expenses, which term includes attorney fees.

        3.2   It is hereby clarified that the indemnity pursuant to this Letter shall not apply in the following cases:

                3.2.1 Breach of fiduciary duty, save in the matter of indemnity and insurance due to breach of fiduciary duty in cases in which you have acted in good faith and for which you had a reasonable basis to assume that the act would not hinder the Company's interest;

                3.2.2 Breach of the duty of care made intentionally or recklessly, save if made in negligence only;

                3.2.3 Acting with the intent of gaining unlawful personal profit;

                3.2.4 A fine or redemption imposed upon you.

        3.3   In cases in which you shall receive compensation from the insurance company of the Company's insurance policy for the Company's Office Holders (hereinafter: "THE INSURER"), on account of the matter subject of the indemnity, the indemnity given by the Company in the amount of the difference between the amount of financial liability imposed on the Office Holder and/or the litigation expenses which the Office Holder has expended or been charged with, as stated in paragraph 3.1 above, and the amount received from the insurer on account of that same matter, and on condition that the indemnity amount for which the Company shall be charged as aforesaid shall not be greater than the maximum indemnity amount (as defined below).

4.     MAXIMUM INDEMNITY AMOUNT

        4.1    The indemnity amount that the Company shall pay (including amounts which shall be received by the Office Holders from insurance companies, if such shall be received, in the frame of insurances which the company has acquired, if it has acquired such) for all the Office Holders , cumulatively, pursuant to letters of indemnity for Office Holders shall not exceed a total amount equal to the rate of 25% of the Company's equity (consolidated) in accordance with the Company's last financial reports published before the actual indemnification (hereinafter: "the MAXIMUM INDEMNITY AMOUNT"). The maximum indemnity amount has been determined by the Company's Board of Directors as reasonable under the circumstances.

        4.2    Should and as far as the total of all the indemnity amounts that the Company shall be required to pay shall exceed the maximum indemnity amount or the balance of the maximum indemnity amount (as it shall be at that time), the maximum indemnity amount or the balance thereof, as applicable, shall be divided between the Office Holders who shall be entitled to indemnity, in a manner that the indemnity amount which shall be received by each of the Office Holders, in practice, shall be calculated pursuant to the ratio between the indemnity amount which shall be forthcoming to each of the Office Holders on account of the liabilities and/or the expenses which each shall be obliged to bear as a result of the legal proceeding and the indemnity amount which shall be forthcoming to all  the said Office Holders on account of liabilities and/or expenses which they shall be obliged to bear as a result of the legal proceeding, cumulatively on account of that same event.

5.     THE EVENTS TO WHICH THE INDEMNITY SHALL APPLY

       The indemnity in accordance with this letter of indemnity shall apply to a liability and/or an expense as aforesaid, which stem from one (or more) of the events detailed below, which have been determined by the Board of Directors as anticipated in view of the Company's actual activities at the time of providing the commitment:

        5.1    A proposal and/or issue of the Company's equities and/or those of a related company in Israel and/or abroad to the public and/or to individuals, pursuant to a prospectus and/or a private placement, including the details which shall be included in the aforesaid executable instruments;

        5.2    Actions and/or reports stemming from the Company's and/or a related company's being and/or should the Company and/or a related company be in future a public company the shares of which shall be issued to the public and shall be traded in the Israeli Stock Exchange or in a stock exchange abroad;

        5.3    Actions and/or decisions related to the making of investments in the company and/or in subsidiaries and/or in related companies and/or for the acquisition of properties, including the acquisition of companies and/or businesses and/or investments in companies and/or investment of funds in traded equities and/or in any other form, and/or the sale of assets and/or sale of holdings in related companies;

        5.4    Events related to the terms of employment of employees and employer-employee relations, including and without derogating from the promotion of employees, handling of pension arrangements, insurance funds, options and other benefits to the Company's employees and/or those of a related company;

        5.5    Decisions and/or actions related to the Company's engagements and/or those of a related company with others, and/or between themselves in the frame of the Company's ongoing business
(including with clients, suppliers, contractors);

        5.6    Actions and/or decisions designated in this paragraph 5, connected with related companies, including decisions and/or actions as Office Holders in the Company and/or in related companies;

         5.7    Actions and/or decisions connected with the distribution of dividends in the Company and/or in a related company and/or the acquisition of the Company's shares;

        5.8    An action and/or a decision connected with the provision of a statement of opinion in a proposal for acquisition or any other action connected with and/or related to a proposal for acquisition in the company and/or a related company;

        5.9    An action and/or a decision connected with a change in the Company's structure and or that of a related company or the reorganization or any decision with respect thereof, including, but without derogating from the generality of the aforesaid, the merger, splitting, change in the Company's capital, the dissolution of companies or their sale, allocation or division;

        5.10   Any legal proceeding in Israel or abroad, in matters that are connected, either directly or indirectly, to trade restrictions and including binding arrangements, mergers and monopolies in the Company and/or in a related company;

        5.11   Any action which has brought about a default in carrying out proper insurance arrangements by the Company;

        5.12   An action and/or a decision connected with the approval of transactions with Office Holders and/or with a controlling shareholder in the Company and/or in a related company;

        5.13   Any action which has caused damage including damage to property including the loss of its use and which is connected to the actions designated in this paragraph and/or to the Company's products, or those of its subsidiaries and/or related companies or to other activities in the frame of the Company's ongoing business or that of related companies.

        5.14 Any event and/or action under Chapters H'3, H'4, or I'1 of the Securities Law,  Sections 363a-363c of the Companies Law, and Chapter G1 of the Antitrust Law, 1988, which are indemnifiable under applicable law.

6.     DEALING WITH THE SUIT

In any case in which you will be entitled to compensation in accordance with this statement, the following instructions will apply:

         6.1    You will notify the company in writing of any legal procedure taken against you and any chance and/or threat that a legal procedure will be taken against you and circumstances brought to your knowledge that may lead to a legal procedure against you (including, but not limited to a request of any kind, including an investigation of an authorized entity, a letter of demand, a legal claim, a civil claim, a request for declaratory judgment, and including an administrative enforcement procedure under the Securities Law, Companies Law or Antitrust Law, 1988, hereinafter: "THE PROCEDURE"), this as soon as possible after the time it becomes known to you, and you will transfer without delay to the company, or to whoever the company decides, a copy of any document regarding the procedure.

         6.2    You will fully cooperate with the company and with anyone it decides, including the insurer, and you will transfer any information required regarding the procedure and you will follow the rest of the instructions of the insurance policy of the employees of the company (at the time) regarding the defense from the procedure.

         6.3    The company will be entitled to take upon itself your defense in the procedure and to transfer the defense in the case to a lawyer to be determined by the company, according to its judgment, and while taking into consideration the company's obligations according to the policy and the option to appoint a lawyer on behalf of the insurer (hereinafter: "the company's advocate").

         6.4    Despite the mentioned in section 6.3 above, you will be entitled to object to the representation by the company's advocate due to reasonable reasons and/or under circumstances that in your opinion and/or the opinion of the company's advocate there is a conflict of interests between your defense and the defense of the company.

         6.5    If within 14 days from accepting the notice as mentioned in section 6.1 above, the company and the insurer did not take your defense upon themselves in the procedure, or if you or the company's advocate object to the representation by the company according to the mentioned above in section 6.4, you will be entitled to appoint an advocate of your choice (hereinafter: "the other advocate"), providing the sum of the professional fees of the advocate will be approved by the audit committee that will examine the reasonableness. The professional fee determined for the company's advocate will be considered a reasonable basis in order to examine the fee of the other advocate. You will be given the opportunity to appear and argue before the committee and it will explain its decision. You will be entitled to appeal to the board of directors and you will be given the opportunity to appear and argue before them. If the entire sum of the fee is not approved by the company and you decide not to concede the advocate, you will be entitled to receive the amount approved, and to pay the rest on your own.

         6.6    Despite the mentioned above in sections 6.4 and 6.5, if the policy refers to the matter, the company will act according to the instructions of the mentioned policy regarding disagreements with the insurer regarding the identity of the advocate representing according to the instructions of the policy when the case is transferred to the other advocate under the circumstances will enable the insurer to be released of its obligation or to minimize it and the instructions of the policy will override any agreement between you and the company, the company will however make every reasonable effort to honor your wish.

         6.7    If the company decides to take upon itself the defense in the procedure and you did not object under the circumstances mentioned in section 6.4 above, you will sign, to the request of the company, an authorization authorizing the company (as well as its advocate), to deal with the defense in your name and to represent you in any thing regarding the defense and the company and its advocate will be entitled to deal with the mentioned above exclusively (while reporting to you) and will be entitled to end the procedure as they see right, this subject to the provisions of section 6.15.

         6.8    You will cooperate with the company and its advocate in any reasonable way required by them regarding the procedure, including signing requests, depositions and any other document.

         6.9    If the company decided to take upon itself to deal with the defense in the procedure and you did not object under the circumstance mentioned in 6.4, the company will bear the expenses up to the maximum compensation (subject to the instructions of section 4.2), so that you will not have to pay them yourself, and the company will not be liable for any legal expenses including the lawyer's professional fees spent during the procedure.

         6.10   To your request, the company will pay an advance payment to you that you need to cover the reasonable costs you will be due to pay and/or are due to pay, including the lawyer fees, this according to the estimate made by the company and at the time decided by it, compensation to which you are entitled according to this statement, providing the total sum will not be more than the maximum compensation (subject to the instructions of section 4.2 above).

         6.11   If the company should pay you any amount from the power of this statement, as an advance or otherwise, and it then becomes clear that you are to return it, all or part, due to the fact that you were not entitled to compensation, for any reason, you will return it to the company bearing linkage differences of the consumer price index (as it is publicized from time to time by the CBS) as well as interest determined by the Finance minister, approved by the finance committee of the Knesset, according to section 3 (i) of the Tax Law (new version), 1961.

         6.12   If the company paid any amount of this statement, and then the obligation due to which the payment was made was cancelled or was reduced for any reason, you will write a check to return the sum from the plaintiff in the procedure and you will do whatever is necessary so that the check is valid and the company can cash it, and once you do this you will not be obligated to return the sum that was cancelled. If you do not do so- you will have to return the sum to the company, or its part, according to the matter, plus linkage differences and interest accordingly.

         6.13   If the company's advocate represented you and the company in the procedure, and it later became clear that you are not entitled to compensation, for any reason, and a disagreement rises regarding your obligation to return the trial expenses or the amount to be returned, the disagreement will be transferred to an arbitrator to be agreed upon according to section 6.14. The company will bear the expense of the arbitration, including lawyer fees, unless the arbitrator decides that you used the arbitration not in good faith.

         6.14   In signing this statement, you are obligated to do all you can, within the framework of the law, to reduce the amount of compensation you are entitled to as much as possible. You will not agree to compromise and/or to arbitrary, unless the company agreed in advance and in writing, and if it is necessary the agreement of the insurer, that it was received. The company will not agree to compromise unless the compromise does not expose the company to other suits on part of the plaintiff and that the agreement will not be considered admission and/or recognizing of liability regarding the causes of the procedure. The company will bring to the knowledge of the employees the details of the agreement. In case there is disagreement between the company and employees, regarding if the agreement answers to the instructions of this section, it will be brought before an arbitrator for a quick decision to be appointed by the company. The arbitrator will be appointed within 7 days from the time one side demanded arbitrary agreed upon the sides and if there is no agreement, the identity of the arbitrator (that will be a former district or high court judge) by the president of the lawyer's chamber in Israel, unless the arbitrator decides that the arbitrary was used not in good faith.

         6.15   The company, as well as the company's advocate, will not agree to compromise if the sum is more than the compensation you will be entitled to, unless you agree in advance in writing and if there is need for the agreement of the insurer- with the advanced agreement of the insurer.

         6.16   In case you appeal the decision of a court in the procedure, you will have to receive the approval of the company in advance and in writing. The company will be entitled to refuse a request as mentioned due to relevant considerations regarding the incident.

7.      THE VALIDITY OF THE OBLIGATION

         7.1    The obligation for compensation will be valid according to this statement regarding procedures against you during your work or office as well as procedures afterwards, providing they refer to actions you took from the time you were appointed to a position in the company, while you were in the position or as a result. The compensation obligation will stand for your inheritors and/or replacements according to law.

         7.2    The company will not be required to pay any sum paid to you for yourself or in your place, in any way, in the framework of insurance acquired by the company or in the framework of insurance acquired by a company controlled by the company or a connected company (if you have a position in them) or an obligation to any compensation of a company controlled by the company or anyone else.

         7.3    This statement does not cancel or concede or reduce any other compensation the position holder is entitled to from any other source according to any law and/or obligation.

         7.4    This statement does not prevent or limit the company from giving you additional special compensations, providing it does not harm the compensation obligation of this statement.

         7.5    This statement does not prevent or limit the company from increasing the maximum compensation due to the incidents regarding the compensation, providing the decision is reached according to law.

         7.6    The company's obligations will be broadly interpreted according to this statement and in order to fulfill them, as permitted by law. In case of a contradiction between any instruction in this statement and any law that cannot be changed, added to or conditioned, the mentioned law will override, but this will not reduce the validity of the other instructions in this statement.

         7.7    This statement is not a contract for a third party and cannot be conceded.

         7.8    This Letter of Indemnify cancels any other letter of indemnity or similar obligation granted to you as an Office Holder of the company.

         7.9    It is hereby agreed that the court authorized to deal with conflicts and/or disagreements regarding this statement, is the Tel Aviv-Jaffa court alone. The laws of the state of Israel alone will apply to this statement.

8.      THE PAYMENT

         8.1    To any payment paid to you, VAT will be added, when it applies.

         8.2    Any payment the company has to pay according to this statement will be paid within 30 days from the day it was requested.

Respectfully, Ituran Location and Control Ltd.

Date:

CONFIRMATION:
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I hereby confirm that I received the above statement and agree to everything in it and am obligated to act according to its conditions.

Name:
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Signature:
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Date:
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